Exhibit 99.1

Victory Capital Reports Strong First-Quarter 2023 Financial Results

First Quarter 2023 Highlights

  Total Assets Under Management of $158.6 billion1
  Long-term gross flows of $5.8 billion
  Long-term net flows of -$1.2 billion
  GAAP operating margin of 37.0%
  Adjusted EBITDA margin of 49.3%2
  GAAP net income of $0.71 per diluted share
  Adjusted net income with tax benefit of $1.08 per diluted share2
  Board authorizes regular $0.32 quarterly cash dividend

SAN ANTONIO, Texas--(BUSINESS WIRE)--May 4, 2023--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or “the Company”) today reported financial results for the quarter ended March 31, 2023.

“Our business continues to perform well in an uncertain market environment that has caused many investors to stay on the sidelines,” said David Brown, Chairman and Chief Executive Officer. “In the first quarter, our Adjusted EBITDA Margin continued to be strong at 49.3%. This was our 11th consecutive quarter of achieving a margin in excess of 49%, which is industry leading and reflects our differentiated operating platform. The consistency in our operating and financial performance is the consequence of superior execution by our team.

“Comparing to last quarter, we achieved significant improvement in net flows this quarter. In addition, we generated higher quarter-over-quarter earnings per diluted share.

“Investment performance remained strong. The majority of our assets under management performed above respective benchmarks during the quarter, and half of our mutual fund and ETF assets under management achieved top-quartile rankings over the trailing one-year period.

“In March, our Board authorized a new $100 million share repurchase plan, which gives us significant flexibility with our capital allocation strategy. During the quarter, we repurchased 1.4 million shares and declared a dividend of $0.32 per share.

“As always, we continue to focus on our top priority, which is generating strong investment performance and serving our clients.”

[1] Total AUM includes both discretionary and non-discretionary client assets.
[2] The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

The table below presents AUM, and certain GAAP and non-GAAP (“adjusted”) financial results. Due to rounding, AUM values and other amounts in this press release may not add up precisely to the totals provided.

(in millions except per share amounts or as otherwise noted)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Assets Under Management[1]
Ending	$158,621	$152,952	$178,098
Average	157,817	154,632	176,863

Long-term Flows[2]
Long-term Gross	$5,848	$6,502	$11,012
Long-term Net	(1,235)	(4,405)	3,043

Money Market/Short-term Flows
Money Market / Short-term Gross	$241	$179	$124
Money Market / Short-term Net	(9)	(62)	(53)

Total Flows
Total Gross	$6,089	$6,681	$11,136
Total Net	(1,244)	(4,466)	2,990

Consolidated Financial Results (GAAP)
Revenue	$201.3	$201.5	$230.0
Revenue realization (in bps)	51.7	51.7	52.7
Operating expenses	126.8	121.9	128.5
Income from operations	74.6	79.6	101.5
Operating margin	37.0%	39.5%	44.1%
Net income	49.3	52.3	71.3
Earnings per diluted share	$0.71	$0.74	$0.97
Cash flow from operations	64.2	67.1	74.8

Adjusted Performance Results (Non-GAAP)[3]
Adjusted EBITDA	$99.2	$100.1	$114.4
Adjusted EBITDA margin	49.3%	49.7%	49.7%
Adjusted net income	65.6	65.0	81.1
Tax benefit of goodwill and acquired intangible assets	9.5	9.5	9.3
Adjusted net income with tax benefit	75.2	74.5	90.4
Adjusted net income with tax benefit per diluted share	$1.08	$1.05	$1.23
________________________

[1] Total AUM includes both discretionary and non-discretionary client assets.
[2] Long-term AUM is defined as total AUM excluding Money Market and Short-term assets.
[3] The Company reports its financial results in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

AUM, Flows and Investment Performance

Victory Capital’s AUM increased by $5.7 billion to $158.6 billion at March 31, 2023, compared with $153.0 billion at December 31, 2022. The increase was due to positive market action of $6.9 billion, partially offset by net outflows of $1.2 billion. Total gross flows for the first quarter were $6.1 billion, including long-term gross flows of $5.8 billion.

As of March 31, 2023, Victory Capital offered 126 investment strategies through its 12 autonomous Investment Franchises and Solutions Platform. The table below presents outperformance against benchmarks by AUM as of March 31, 2023.

Percentage of AUM Outperforming Benchmark
Trailing	Trailing	Trailing	Trailing
1-Year	3-Years	5-Years	10-Years
54%	73%	78%	79%

First Quarter 2023 Compared with Fourth Quarter 2022

Revenue decreased $0.2 million to $201.3 million, in the first quarter, compared with $201.5 million in the fourth quarter, due to two fewer days in the quarter, partially offset by an increase in average net assets. GAAP operating margin contracted 250 basis points in the first quarter to 37.0%, down from 39.5% in the fourth quarter, due to a non-cash $7.4 million difference in amounts recorded to the change in fair value of consideration payable for acquisitions. First quarter GAAP net income declined 6% to $49.3 million, down from $52.3 million in the prior quarter. On a per-share basis, GAAP net income declined 4% to $0.71 per diluted share in the first quarter, versus $0.74 per diluted share in the fourth quarter.

Adjusted net income with tax benefit increased 1% to $75.2 million in the first quarter, up from $74.5 million in the fourth quarter. On a per-share basis, adjusted net income with tax benefit increased 3% to $1.08 per diluted share in the first quarter, from $1.05 per diluted share in the prior quarter. Adjusted EBITDA decreased $1.0 million to $99.2 million in the first quarter compared to $100.1 million in the fourth quarter. Adjusted EBITDA margin contracted 40 basis points in the first quarter of 2023 to 49.3% compared with 49.7% in the prior quarter primarily due to higher seasonal payroll taxes and benefits.

First Quarter 2023 Compared with First Quarter 2022

Revenue for the three months ended March 31, 2023, declined 12% to $201.3 million, compared with $230.0 million in the same quarter of 2022. The decrease was primarily due to lower average AUM and lower revenue realization. GAAP operating margin was 37.0% in the first quarter, a 710 basis point contraction from 44.1% in the same quarter of 2022. Operating expenses decreased 1% to $126.8 million, compared with $128.5 million in the first quarter of 2022. The decrease was primarily due to a decrease in incentive compensation expense as a result of a decline in operating results as well as a decrease in distribution and other asset-based expenses due primarily to lower average net assets, partially offset by a $10.9 million increase in amounts recorded to the change in fair value of consideration payable for acquisitions. GAAP net income declined 31% to $49.3 million, or $0.71 per diluted share, in the first quarter compared with $71.3 million, or $0.97 per diluted share, in the same quarter of 2022.

Adjusted net income with tax benefit contracted 17% to $75.2 million, or $1.08 per diluted share, in the first quarter, compared with $90.4 million, or $1.23 per diluted share in the same quarter last year. Adjusted EBITDA decreased 13% to $99.2 million, compared with $114.4 million in the same quarter of 2022. Year-over-year, adjusted EBITDA margin contracted 40 basis points to 49.3% in the first quarter of 2023, compared with 49.7% in the same quarter last year.

Balance Sheet / Capital Management

The total debt outstanding as of March 31, 2023 was approximately $1,002 million and consisted of an existing term loan balance of $631 million and the 2021 Incremental Term Loans balance of $371 million.

During the first quarter, the Company repurchased 1.0 million shares under its current share repurchase program, which is nearing completion, and net settled 0.4 million shares. In March 2023, the Company’s Board of Directors approved a new common stock repurchase program authorizing the repurchase of up to $100 million of its common stock. Under the new program, the Company may purchase its shares from time to time until March 31, 2025.

The Company’s Board of Directors approved a regular quarterly cash dividend of $0.32 per share. The dividend is payable on June 26, 2023, to shareholders of record on June 12, 2023.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call tomorrow morning, May 5, at 8:00 a.m. ET to discuss the results. Analysts and investors may participate in the question-and-answer session. To participate in the conference call, please call (888) 330-3571 (domestic) or (646) 960-0657 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. Prior to the call, a supplemental slide presentation that will be used during the conference call will be available on the Events and Presentations page of the Company’s investor relations website. For anyone who is unable to join the live event, an archive of the webcast will be available for replay shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $158.6 billion in assets under management as of March 31, 2023. It was ranked No. 55 on the Fortune 100 Fastest-Growing Companies list for 2022 and is one of only 24 companies to make the list for the second consecutive year. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

Victory Capital is headquartered in San Antonio, Texas, with offices nationwide and investment professionals in the U.S. and abroad. To learn more please visit www.vcm.com or follow Victory Capital on Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include, without limitation, any statements preceded by, followed by or including words such as “target,” “believe,” “expect,” “aim,” “intend,” “may,” “anticipate,” “assume,” “budget,” “continue,” “estimate,” “future,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “will,” “can have,” “likely,” “should,” “would,” “could” and other words and terms of similar meaning or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond Victory Capital’s control such as the conflict in Ukraine and the COVID-19 pandemic and its effect on our business, operations and financial results going forward, as discussed in Victory Capital’s filings with the SEC, that could cause Victory Capital’s actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements.

Although it is not possible to identify all such risks and factors, they include, among others, the following: reductions in AUM based on investment performance, client withdrawals, difficult market conditions and other factors such as a pandemic; the nature of the Company’s contracts and investment advisory agreements; the Company’s ability to maintain historical returns and sustain its historical growth; the Company’s dependence on third parties to market its strategies and provide products or services for the operation of its business; the Company’s ability to retain key investment professionals or members of its senior management team; the Company’s reliance on the technology systems supporting its operations; the Company’s ability to successfully acquire and integrate new companies; the concentration of the Company’s investments in long-only small- and mid-cap equity and U.S. clients; risks and uncertainties associated with non-U.S. investments; the Company’s efforts to establish and develop new teams and strategies; the ability of the Company’s investment teams to identify appropriate investment opportunities; the Company’s ability to limit employee misconduct; the Company’s ability to meet the guidelines set by its clients; the Company’s exposure to potential litigation (including administrative or tax proceedings) or regulatory actions; the Company’s ability to implement effective information and cyber security policies, procedures and capabilities; the Company’s substantial indebtedness; the potential impairment of the Company’s goodwill and intangible assets; disruption to the operations of third parties whose functions are integral to the Company’s ETF platform; the Company’s determination that Victory Capital is not required to register as an "investment company" under the 1940 Act; the fluctuation of the Company’s expenses; the Company’s ability to respond to recent trends in the investment management industry; the level of regulation on investment management firms and the Company’s ability to respond to regulatory developments; the competitiveness of the investment management industry; the level of control over the Company retained by Crestview GP; the Company’s status as an emerging growth company and a controlled company; and other risks and factors listed under "Risk Factors" and elsewhere in the Company’s filings with the SEC.

Such forward-looking statements are based on numerous assumptions regarding Victory Capital’s present and future business strategies and the environment in which it will operate in the future. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as required by law, Victory Capital assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

From Fortune. © 2022 Fortune Media IP Limited All rights reserved. Fortune is a registered trademark of Fortune Media IP Limited and is used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, Victory Capital Holdings, Inc.

The Fortune annual list ranks the top performing, publicly traded companies in revenues, profits and stock returns over the three-year period ended April 30, 2022.

Victory Capital Holdings, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands except per share data and percentages)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Revenue
Investment management fees	$156,836	$156,346	$179,465
Fund administration and distribution fees	44,484	45,169	50,554
Total revenue	201,320	201,515	230,019

Expenses
Personnel compensation and benefits	57,602	58,846	64,901
Distribution and other asset-based expenses	37,654	37,634	43,584
General and administrative	12,388	13,389	12,762
Depreciation and amortization	11,680	11,150	10,607
Change in value of consideration payable for acquisition of business	7,400	—	(3,500)
Acquisition-related costs	2	85	117
Restructuring and integration costs	29	808	9
Total operating expenses	126,755	121,912	128,480

Income from operations	74,565	79,603	101,539
Operating margin	37.0%	39.5%	44.1%

Other income (expense)
Interest income and other income (expense)	1,544	2,633	(207)
Interest expense and other financing costs	(14,239)	(13,327)	(9,233)
Gain (loss) on debt extinguishment	—	239	(1,555)
Total other expense, net	(12,695)	(10,455)	(10,995)

Income before income taxes	61,870	69,148	90,544

Income tax expense	(12,597)	(16,879)	(19,271)

Net income	$49,273	$52,269	$71,273

Earnings per share of common stock
Basic	$0.73	$0.77	$1.04
Diluted	0.71	0.74	0.97

Weighted average number of shares outstanding
Basic	67,288	68,054	68,747
Diluted	69,727	70,685	73,652

Dividends declared per share	$0.32	$0.25	$0.25

Victory Capital Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures[1]
(unaudited; in thousands except per share data and percentages)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net income (GAAP)	$49,273	$52,269	$71,273
Income tax expense	(12,597)	(16,879)	(19,271)
Income before income taxes	$61,870	$69,148	$90,544
Interest expense	13,482	12,006	8,724
Depreciation	1,971	1,959	1,954
Other business taxes	384	448	590
Amortization of acquisition-related intangible assets	9,709	9,191	8,656
Stock-based compensation	2,004	2,420	2,633
Acquisition, restructuring and exit costs	8,984	3,997	(844)
Debt issuance costs	748	935	2,061
Losses from equity method investments	—	—	57
Adjusted EBITDA	$99,152	$100,104	$114,375
Adjusted EBITDA margin	49.3%	49.7%	49.7%

Net income (GAAP)	$49,273	$52,269	$71,273
Adjustment to reflect the operating performance of the Company
Other business taxes	384	448	590
Amortization of acquisition-related intangible assets	9,709	9,191	8,656
Stock-based compensation	2,004	2,420	2,633
Acquisition, restructuring and exit costs	8,984	3,997	(844)
Debt issuance costs	748	935	2,061
Tax effect of above adjustments	(5,457)	(4,247)	(3,274)
Adjusted net income	$65,645	$65,013	$81,095
Adjusted net income per diluted share	$0.94	$0.92	$1.10

Tax benefit of goodwill and acquired intangible assets	$9,524	$9,513	$9,322
Tax benefit of goodwill and acquired intangible assets per diluted share	$0.14	$0.13	$0.13

Adjusted net income with tax benefit	$75,169	$74,526	$90,417
Adjusted net income with tax benefit per diluted share	$1.08	$1.05	$1.23

[1] The Company reports its financial results in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

Victory Capital Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except for shares)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$38,335	$38,171
Receivables	85,368	84,473
Prepaid expenses	11,561	8,443
Investments, at fair value	28,869	27,266
Property and equipment, net	19,646	21,146
Goodwill	981,805	981,805
Other intangible assets, net	1,304,927	1,314,637
Other assets	57,752	64,958
Total assets	$2,528,263	$2,540,899

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$58,823	$50,862
Accrued compensation and benefits	42,975	58,458
Consideration payable for acquisition of business	237,800	230,400
Deferred tax liability, net	111,217	108,138
Other liabilities	42,454	42,117
Long-term debt, net[1]	986,440	985,514
Total liabilities	1,479,709	1,475,489

Stockholders' equity
Common stock, $0.01 par value per share: 2023 - 600,000,000 shares authorized, 81,505,612 shares issued and 66,880,947 shares outstanding; 2022 - 600,000,000 shares authorized, 80,528,137 shares issued and 67,325,534 shares outstanding	815	805
Additional paid-in capital	711,478	705,466
Treasury stock, at cost: 2023 - 14,624,665 shares; 2022 - 13,202,603 shares	(329,984)	(285,425)
Accumulated other comprehensive income	30,374	35,442
Retained earnings	635,871	609,122
Total stockholders' equity	1,048,554	1,065,410
Total liabilities and stockholders' equity	$2,528,263	$2,540,899

[1] Balances at March 31, 2023 and December 31, 2022 are shown net of unamortized loan discount and debt issuance costs in the amount of $15.3 million and $16.2 million, respectively. The gross amount of the debt outstanding was $1,001.7 million as of March 31, 2023 and December 31, 2022, respectively.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management
(unaudited; in millions except for percentages)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022
Beginning assets under management	$152,952	$147,257	$183,654	4%	-17%
Gross client cash inflows	6,089	6,681	11,136	-9%	-45%
Gross client cash outflows	(7,333)	(11,147)	(8,145)	-34%	-10%
Net client cash flows	(1,244)	(4,466)	2,990	-72%	N/A
Market appreciation (depreciation)	6,914	10,492	(8,250)	-34%	N/A
Realizations and distributions	—	(295)	(30)	N/A	N/A
Acquired assets / Net transfers	—	(36)	(266)	N/A	N/A
Ending assets under management	158,621	152,952	178,098	4%	-11%
Average assets under management	157,817	154,632	176,863	2%	-11%

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management by Asset Class
(unaudited; in millions)

For the Three Months Ended	By Asset Class
	U.S. Mid Cap Equity	U.S. Small Cap Equity	Fixed Income	U.S. Large Cap Equity	Global / Non-U.S. Equity	Solutions	Alternative Investments	Total Long-term	Money Market / Short-term	Total
March 31, 2023
Beginning assets under management	$27,892	$15,103	$26,353	$10,973	$14,160	$51,507	$3,663	$149,649	$3,302	$152,952
Gross client cash inflows	1,600	986	1,187	84	378	1,217	397	5,848	241	6,089
Gross client cash outflows	(1,092)	(873)	(1,571)	(384)	(544)	(1,778)	(840)	(7,083)	(250)	(7,333)
Net client cash flows	508	113	(385)	(300)	(166)	(561)	(444)	(1,235)	(9)	(1,244)
Market appreciation (depreciation)	637	423	615	822	920	3,366	96	6,880	34	6,914
Realizations and distributions	—	—	—	—	—	—	—	—	—	—
Acquired assets / Net transfers	(1)	9	(48)	(69)	(46)	104	2	(50)	50	—
Ending assets under management	$29,035	$15,648	$26,535	$11,425	$14,868	$54,416	$3,317	$155,244	$3,377	$158,621

December 31, 2022
Beginning assets under management	$25,754	$14,109	$27,198	$10,762	$12,293	$48,551	$5,334	$144,001	$3,256	$147,257
Gross client cash inflows	1,442	754	1,342	87	1,025	1,372	479	6,502	179	6,681
Gross client cash outflows	(2,259)	(1,133)	(2,694)	(450)	(767)	(1,697)	(1,907)	(10,906)	(241)	(11,147)
Net client cash flows	(818)	(379)	(1,352)	(362)	258	(324)	(1,427)	(4,405)	(62)	(4,466)
Market appreciation (depreciation)	2,963	1,378	601	680	1,628	3,166	48	10,464	28	10,492
Realizations and distributions	—	—	—	—	—	—	(295)	(295)	—	(295)
Acquired assets / Net transfers	(8)	(6)	(94)	(106)	(19)	114	3	(116)	80	(36)
Ending assets under management	$27,892	$15,103	$26,353	$10,973	$14,160	$51,507	$3,663	$149,649	$3,302	$152,952

March 31, 2022
Beginning assets under management	$30,578	$20,094	$35,154	$15,766	$16,050	$60,364	$2,548	$180,554	$3,100	$183,654
Gross client cash inflows	2,433	1,118	1,604	126	1,241	2,802	1,688	11,012	124	11,136
Gross client cash outflows	(1,834)	(1,352)	(2,149)	(383)	(618)	(1,475)	(157)	(7,969)	(176)	(8,145)
Net client cash flows	599	(235)	(545)	(258)	624	1,327	1,531	3,043	(53)	2,990
Market appreciation (depreciation)	(655)	(1,381)	(1,541)	(1,083)	(1,096)	(2,470)	(28)	(8,255)	5	(8,250)
Realizations and distributions	—	—	—	—	—	—	(30)	(30)	—	(30)
Acquired assets / Net transfers[2]	21	11	3	123	77	(565)	3	(327)	61	(266)
Ending assets under management	$30,543	$18,489	$33,071	$14,548	$15,654	$58,656	$4,025	$174,985	$3,113	$178,098

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management by Vehicle
(unaudited; in millions)

For the Three Months Ended	By Vehicle
			Separate
			Accounts
	Mutual		and Other
	Funds[1]	ETFs[2]	Vehicles[3]	Total
March 31, 2023
Beginning assets under management	$99,447	$5,627	$47,877	$152,952
Gross client cash inflows	4,546	218	1,325	6,089
Gross client cash outflows	(5,406)	(233)	(1,694)	(7,333)
Net client cash flows	(860)	(16)	(369)	(1,244)
Market appreciation (depreciation)	4,650	(47)	2,311	6,914
Realizations and distributions	—	—	—	—
Acquired assets / Net transfers	9	(9)	—	—
Ending assets under management	$103,246	$5,555	$49,819	$158,621

December 31, 2022
Beginning assets under management	$96,591	$5,110	$45,557	$147,257
Gross client cash inflows	4,217	378	2,087	6,681
Gross client cash outflows	(7,953)	(178)	(3,016)	(11,147)
Net client cash flows	(3,736)	200	(930)	(4,466)
Market appreciation (depreciation)	6,620	327	3,546	10,492
Realizations and distributions	—	—	(295)	(295)
Acquired assets / Net transfers	(27)	(9)	—	(36)
Ending assets under management	$99,447	$5,627	$47,877	$152,952

March 31, 2022
Beginning assets under management	$124,142	$4,871	$54,641	$183,654
Gross client cash inflows	6,590	543	4,003	11,136
Gross client cash outflows	(6,383)	(69)	(1,694)	(8,145)
Net client cash flows	207	474	2,308	2,990
Market appreciation (depreciation)	(5,964)	(99)	(2,187)	(8,250)
Realizations and distributions	—	—	(30)	(30)
Acquired assets / Net transfers	(266)	—	—	(266)
Ending assets under management	$118,119	$5,246	$54,733	$178,098

[1] Includes institutional and retail share classes, money market and VIP funds.
[2] Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.
[3] Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

Information Regarding Non-GAAP Financial Measures

Victory Capital uses non-GAAP financial measures referred to as Adjusted EBITDA and Adjusted Net Income to measure the operating profitability of the Company. These measures eliminate the impact of one-time acquisition, restructuring and integration costs and demonstrate the ongoing operating earnings metrics of the Company. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to assess the operating performance of the Company.

Adjusted EBITDA

Adjustments made to GAAP Net Income to calculate Adjusted EBITDA, as applicable, are:

  Adding back income tax expense;
  Adding back interest paid on debt and other financing costs, net of interest income;
  Adding back depreciation on property and equipment;
  Adding back other business taxes;
  Adding back amortization expense on acquisition-related intangible assets;
  Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of equity grants related to the IPO;
  Adding back direct incremental costs of acquisitions, including restructuring costs;
  Adding back debt issuance cost expense;
  Adjusting for earnings/losses on equity method investments.

Adjusted Net Income

Adjustments made to GAAP Net Income to calculate Adjusted Net Income, as applicable, are:

  Adding back other business taxes;
  Adding back amortization expense on acquisition-related intangible assets;
  Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of any equity grants related to the IPO;
  Adding back direct incremental costs of acquisitions, including restructuring costs;
  Adding back debt issuance cost expense;
  Subtracting an estimate of income tax expense applied to the sum of the adjustments above.

Tax Benefit of Goodwill and Acquired Intangible Assets

Due to Victory Capital’s acquisitive nature, tax deductions allowed on acquired intangible assets and goodwill provide it with additional significant supplemental economic benefit. The tax benefit of goodwill and intangible assets represent the tax benefits associated with deductions allowed for intangible assets and goodwill generated from prior acquisitions in which the Company received a step-up in basis for tax purposes. Acquired intangible assets and goodwill may be amortized for tax purposes, generally over a 15-year period. The tax benefit from amortization on these assets is included to show the full economic benefit of deductions for all acquired intangible assets with a step-up in tax basis.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director, Global Communications
210-694-9693
jessica_davila@vcm.com